FOR IMMEDIATE RELEASE
---------------------
                                Contact:   Tricia Bergeron
                                           Vice President Corporate
                                           Communications and Investor
                                           Relations
                                           (912) 965-3700

             GULFSTREAM REPORTS RECORD 1ST QUARTER 1998 RESULTS;
                     25 AIRCRAFT ORDERED THROUGH MARCH 31


------------------------------------------------------------------------------

      SAVANNAH, GA, APRIL 16, 1998 -- Gulfstream Aerospace Corporation (NYSE:
GAC) today reported revenues of $503.4 million for the first quarter ended March 31, 1998, up 34% from revenues of $375.6 million in the 1997 first quarter. Net income for the 1998 quarter was $40.5 million, up 54% from comparable pro forma fully taxed net income of $26.3 million in the 1997 first quarter. Diluted earnings per share for the 1998 first quarter were $0.54, up 64% from comparable pro forma fully taxed diluted earnings per share of $0.33 in the 1997 first quarter.

      Gulfstream delivered 13 aircraft, six Gulfstream IV-SPs and seven Gulfstream Vs, in the 1998 first quarter, compared to 11 aircraft (five GIV-SPs and six GVs) in the 1997 first quarter.

     In the 1998 first quarter, Gulfstream signed contracts for 25 aircraft and added 13 of these orders to firm contract backlog, which at March 31, 1998 totaled 88 aircraft representing $2.8 billion in future revenues. The other 12 contracts in the 1998 first quarter, with a total value of approximately $335 million, are for the Middle East shares program and have not yet been included in backlog.

      In the 1998 first quarter, gross margin (excluding pre-owned aircraft which generally are sold at break-even levels) was 22.1% of revenues, up from 20.0% of revenues in the 1997 first quarter. As Gulfstream continues to realize increased manufacturing efficiencies, gross margin is expected to continue to improve.

      "This was another exceptional quarter in terms of financial performance, and by far the best first quarter Gulfstream has ever had in new sign-ups, with 25 aircraft ordered through March," said Chairman Theodore J. Forstmann. "Gulfstream now has a total of 100 aircraft under contract, and we are seeing continuing strong demand for both GIVs and GVs on a global basis. We are co-producing GIVs and GVs with increasing efficiency, and the Company is now well ahead of its target to increase annual production to 60 planes by 1999."

      Founded in 1958, Gulfstream Aerospace is the leading designer, developer, manufacturer and marketer of the world's most technologically advanced intercontinental business jet aircraft. Gulfstream has produced more than 1,000 aircraft for customers around the world. The Company offers a range of aircraft products and services to meet the aviation needs of its customers, including the Gulfstream IV-SP, the ultra-long range Gulfstream V, Gulfstream Shares(R) (fractional ownership interests), Gulfstream Financial Services, pre-owned Gulfstream aircraft, and Gulfstream Charter Services.


Note To Editors -- See Financial Table Attached


This press release includes forward-looking statements which are subject to risks and uncertainties. Actual results might differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company's Securities and Exchange Commission filings.


                                    # # #


                       GULFSTREAM AEROSPACE CORPORATION
                    ($ in millions, except per share data)

                  CONDENSED STATEMENT OF INCOME INFORMATION
                  -----------------------------------------


                                                          QUARTER ENDED
                                                            MARCH 31,
                                                      ------------------------
                                                        1998          1997
                                                        ----          ----
                                                           (Unaudited)

Net revenues                                          $  503.4        $ 375.6
Gross profit                                              99.3           70.5
Income from operations                                    69.2           47.0
Net income (FN1)                                          40.5           40.0
Earnings per share: (FN2)
   Net income per share - basic                            .56            .54
   Net income per share - diluted                          .54            .51

Pro forma information:
   Net income (FN3)                                   $   40.5        $  26.3
   Fully taxed net income per share - diluted (FN3)        .54            .33

Aircraft orders                                             13             21
Aircraft contracted - not in Contractual Backlog (FN4)      12             --

Aircraft deliveries (in units):
   Green - GIV-SP                                            6              5
   Green - GV                                                7              6
   Completion                                                7              5
   Pre-owned aircraft                                        3              1

Contractual Backlog - Units                                 88            104
               - Dollars (in billions) (FN4)          $    2.8        $   3.3


                     CONDENSED BALANCE SHEET INFORMATION
                     -----------------------------------


                                                      MARCH 31,    DECEMBER 31,
                                                        1998          1997
                                                        ----          ----

Cash and cash equivalents                            $   183.2     $   306.5
Inventories                                              708.5         629.9
Total current assets                                   1,060.0       1,158.7
Customer deposits                                        557.4         634.5
Long-term debt                                           361.3         380.0
Total stockholders' equity (FN5)                          69.0          92.8

----------------------
(1) In the quarter ended March 31, 1998, the Company recorded an income tax provision of $24.8 million based on an estimated effective tax rate of 37.5% compared to only a $2 million provision for alternative minimum taxes in the first quarter of 1997. Prior to September 30, 1997, the Company recorded no provision for income taxes, other than alternative minimum taxes, principally as a result of utilization of net operating loss carryforwards. As a result of numerous factors, including, but not limited to the Company's recent earnings trends and the size of its contractual backlog, the Company determined that its net deferred tax asset was more likely than not to be realized, and, in the quarter ending September 30, 1997, released its deferred tax valuation allowance, totaling $94.2 million. Of this amount, $29.4 million related to the exercise of stock options and was credited to additional paid-in capital and $64.8 million was recorded as a one-time, non-cash income tax benefit.

(2) Basic earnings per share ("EPS") is computed based on net income divided by the weighted average common shares outstanding. Diluted EPS is computed by dividing net income by the weighted average common shares outstanding plus the incremental shares that would have been outstanding under stock option plans.

(3) Pro forma net income and fully taxed net income per share is presented for the 1997 period assuming an estimated effective tax rate of 37.5%. As discussed above, in the quarter ended March 31, 1998, the Company recorded an income tax provision based on an estimated effective tax rate of 37.5%.

(4) During the quarter ended March 31, 1998, the Company also signed a contract for 12 Gulfstream IV-SPs to expand its highly successful Gulfstream Shares fractional ownership program into the Middle East region. This contract, valued at approximately $335 million, is not included in units ordered or in backlog.

(5) During January 1998, the Company announced the repurchase of up to $200 million of its common stock. The repurchase will be funded from the Company's available cash. As of March 31, 1998, the Company had repurchased 2.5 million shares, at an average price of $30.01 per share, for an aggregate amount of $74.6 million.